Exhibit 3.2

TERRA INDUSTRIES INC.

ARTICLES SUPPLEMENTARY

TERRA INDUSTRIES INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by Article SIXTH of the Articles of Restatement, of which the Corporation’s Restated Articles of Incorporation, which Restated Articles of Incorporation contain all of the provisions of the charter of the Corporation, is attached thereto and made a part thereof, filed with the Department on September 11, 1989, as amended and supplemented, and Section 2-105 of the Maryland General Corporation Law, the Board of Directors of the Corporation has adopted resolutions reclassifying and designating Seven Hundred Fifty Thousand (750,000) authorized but unissued shares of the Corporation’s Series B Cumulative Redeemable Preferred Shares (the “Series B Preferred Shares”), constituting all of the shares classified and designated as Series B Preferred Shares, as authorized but unissued Common Shares, without par value, of the Corporation.

SECOND: After giving effect to the reclassification and designation of such authorized but unissued Series B Preferred Shares described in Article FIRST, the number of authorized but unissued Series B Preferred Shares is zero, and the number of Common Shares which the Corporation has authority to issue under its charter is One Hundred Thirty-Three Million Three Hundred Eighty Thousand (133,380,000).

THIRD: These Articles Supplementary have been approved by the Board of Directors of the Corporation in the manner and by the vote required by law.

FOURTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 2nd day of August, 2005.

ATTEST	TERRA INDUSTRIES INC.

/s/ Mark A. Kalafut	By:	/s/ Michael L. Bennett	(SEAL)
Mark A. Kalafut		Michael L. Bennett
Secretary		President and Chief Executive Officer

[SIGNATURE PAGE OF TERRA INDUSTRIES, INC.

ARTICLES SUPPLEMENTARY – SERIES B PREFERRED SHARES]